Exhibit 99

INVESTOR CONTACT:                    MEDIA CONTACT:
Tom Paulson                            Kathryn Lovik
Senior Vice President and Chief Financial Officer        Global Communications Director
763-540-1204                            763-540-1212

Tennant Company Appoints New Board Member

David Windley, Former Chief Human Resources Officer at Yahoo! and Current President of IQTalent Partners, Joins Tennant Company Board of Directors

MINNEAPOLIS, Feb. 17, 2016-Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer, healthier world, announced the appointment of David Windley to its Board of Directors. As President of IQTalent Partners, a talent acquisition professional services firm, Mr. Windley oversees the company’s strategic direction and day-to-day operations.
"David Windley brings to the Tennant Board of Directors more than 30 years of guiding human resources strategy and execution at leading companies around the world. As a consultant and executive leader, David has helped a diverse spectrum of domestic and international organizations acquire the right talent and build leadership teams to effectively deliver corporate strategies,” said Chris Killingstad, President and Chief Executive Officer of Tennant Company. “We are confident his insights and experience in the technology space and other sectors will be invaluable as we continue to deliver innovative products and solutions that are reinventing the way the world cleans,” Killingstad said.
Mr. Windley was formerly the Chief Human Resources Officer at Yahoo! and Fusion-io. In addition to these companies, David earned extensive experience in leadership roles with Microsoft as an HR executive supporting the Chief Operating Officer, and with Intuit Inc. as the Vice President of HR. He currently serves as a national board member for the Society of Human Resources Management (SHRM) and also works as a strategic advisor to start-ups in the talent space. Windley holds an MBA from San Francisco State University and a B.S. from San Diego State University.
Mr. Windley joins nine other Directors on the Tennant Board, including: Azita Arvani, Head of Innovation Partnering and Ecosystem Ventures for Nokia Networks; William F. Austen, President and Chief Executive Officer at Bemis Company; Carol S. Eicher, Chief Executive Officer of Innocor Inc.; James T. Hale, Corporate Governance Consultant and retired Executive Vice President, General Counsel and Corporate Secretary for Target Corporation; H. Chris Killingstad, President and Chief Executive Officer at Tennant Company; Donal L. Mulligan, Executive Vice President and Chief Financial Officer for General Mills, Inc.; Stephen G. Shank, Retired Chief Executive Officer and Chair of the Board for Capella Education Company; Steven A. Sonnenberg, Executive Vice President, Emerson Electric Company and

President, Emerson Process Management; and David S. Wichmann, President and Chief Financial Officer for UnitedHealth Group Incorporated.

Company Profile
Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, significantly reduce their environmental impact and help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; chemical-free and other sustainable cleaning technologies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Louisville, Ky.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

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